Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
LM FUNDING AMERICA, INC.

LM Funding America, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

1. The name of the Corporation is LM Funding America, Inc. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 20, 2015, as amended on August 7, 2015, September 5, 2018, October 15, 2018, and May 5, 2021.

2. This Certificate of Amendment to the Certificate of Incorporation was duly authorized and adopted by the Corporation's Board of Directors and stockholders in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company's Certificate of Incorporation, as amended.

3. The amendment to the existing Certificate of Incorporation, as amended, being effected hereby is as follows: Delete Section 1 of Article IV in its entirety and substitute in its place the following:

“SECTION 1. The aggregate number of shares of all classes of capital stock which the Corporate shall have the authority to issue is five hundred million (500,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”) and three hundred fifty million (350,000,000) shares of common stock, par value $0.001 per share (“Common Stock”).”

4. The amendment of the Certificate of Incorporation herein certified has been duly adopted and authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. Except as specifically set forth herein, the remainder of the Certificate of Incorporation will not be amended, modified or otherwise altered.

Executed effective as of this 27th day of December, 2021

LM FUNDING AMERICA, INC.

By:	/s/ Bruce M. Rodgers
Bruce M. Rodgers
Chief Executive Officer and Chairman of the Board

4872-6298-4712.1